Exh. 8(b)

                                                        FORM OF
                                             AMENDMENT TO CUSTODY AGREEMENT

         THIS AMENDMENT dated as of _____________, 1997 (the "Amendment") is made to the Custody Agreement dated as of the 7th of November, 1996 (the "Agreement") between THE MUNDER FRAMLINGTON FUNDS TRUST (the "Company") and COMERICA BANK ("Comerica").

         The Company and Comerica agree that the Agreement shall, as of the date first written above, be amended as follows:

                  The Fee Schedule of the Agreement shall be deleted in its entirety and the Fee Schedule attached hereto shall be substituted in its place.

         In all other respects, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.

                                            THE MUNDER FRAMLINGTON FUNDS TRUST



                                            By:  _______________________________
                      Title: ______________________________


                                            COMERICA BANK



                                            By:  _______________________________
                      Title: ______________________________

                                                       SCHEDULE B

                                                      Fee Schedule


Computed daily and payable monthly based on the aggregate average daily net assets of St. Clair Funds, Inc. (ecept the Munder Institutional S&P 500 Index Equity Fund, Munder Institutional S&P MidCap Index Equity Fund, Munder Institutional S&P SmallCap Index Equity Fund, Munder Institutional Money Market Fund and Munder Institutional Short Term Treasury Fund), The Munder Funds, Inc., The Munder Funds Trust, and The Munder Framlington Funds Trust.

                  First $100 million of net assets .03% Next $500 million of net assets .02% Over $600 million of net assets .01%


Transaction Charges

                  DTC Trades                                  $2.00 per trade
                  Fed Book Entry Trade               $12.00 per trade
                  U.S. Physical Trade                         $25.00 per trade